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Contact:  Richard G. Harwood, President
          (423) 623-6088

                              FOR IMMEDIATE RELEASE



                              Date: September  23, 1999


           UNITED TENNESSEE BANKSHARES, INC.
         AUTHORIZES SPECIAL CASH DISTRIBUTION


     United Tennessee Bankshares, Inc. (Nasdaq Smallcap: UTBI), the holding company for Newport Federal Bank headquartered in Newport, Tennessee announced today that its Board of Directors has authorized the payment of a special distribution of $4.00 per share payable on November 30, 1999 to stockholders of record as of November 1, 1999. The special distribution is an addition to its regular annual dividend which it expects to maintain at 30 cents per share. On the basis of a ruling received from the Internal Revenue Service, the Company expects that the distribution will not be considered a taxable dividend, but will be applied against and will reduce the shareholders' adjusted basis in the common stock. The Company indicated that it would promptly announce to its shareholders the precise percentage of the distribution and dividends to be non-taxable as soon as it arrives at a final computation following the Company's 1999 fiscal year.

     Richard G. Harwood, President of the Company, stated that
"The Board of Directors believes that this distribution represents the most effective use of the Company's excess capital that will benefit all of our shareholders."

     The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 145,475 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning November 30, 1999 with the $581,900 it will receive from the distribution. In addition, the trustees of the Company's Stock Option Plan and Management Recognition Plan Trusts are expected to use their portion of the distribution (approximately $775,000) to purchase shares.

     The Company expects that it will be required to record a charge to compensation expense related to payment of the distribution on shares of stock in its restricted stock plan. The amount of the charge is estimated to be approximately $36,700 (after the related income tax benefits).

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     United Tennessee Bankshares, Inc. is the holding company
for Newport Federal Bank, which conducts business through three full-service banking offices located in Newport, Tennessee. At
September 30, 1999, the Company had total assets of approximately $96 million on a consolidated basis.

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     This release contains forward-looking statements within
the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified through the use of the words "expects," "anticipates," or "believes." The Company cautions readers not to place undue reliance on such forward-looking statements which speak only as of the date made.
Various factors including the Company's future earnings, changes in the interest rate environment, changes in law and competitive and regulatory factors could cause outcomes to differ from those currently expected.